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                                                                    Exhibit 99.8

                         FORM OF PRESS ANNOUNCEMENT OF
                         FILING REGISTRATION STATEMENT


                                                                     May 4, 2000

                                                                Lisa Basconcillo
                                                              Investor Relations
                                                                        Westcorp
                                                           Phone: (949) 727-1002
                                       Email: Investor Relations@Westcorpinc.com


WESTCORP ANNOUNCES RIGHTS OFFERING

Irvine, CA: Wescorp (NYSE:WES), the financial services holding company whose principal subsidiaries are WFS Financial Inc (Nasdaq: WFSI) and Western Financial Bank, today announced that it would distribute to holders of record of its outstanding common stock, at no cost to those holders, subscription rights to purchase additional shares of common stock at a discount to the market price. Holders of the common stock will receive one basic subscription right for each share of common stock held by them as of the close of business on the record date, which is expected to be on or around May 25, 2000, or such later date on or after which the Registration Statement as to the subscription rights and the common stock to be issued upon exercise of the subscription rights becomes effective. Holders of subscription rights will be entitled to purchase one share of Westcorp stock for each 5.0 rights which they hold. The subscription rights are transferable and are expected to trade on the New York Stock Exchange under the symbol "WES Rt" until 5:00 p.m., Eastern Daylight Time of the trading day preceding the expiration date. The expiration date is expected to be on or around June 15, 2000. Stockholders who exercise their basic subscription rights in full will also have the right to oversubscribe to purchase additional shares of our common stock at the offering price on a pro rata basis, to the extent any shares being registered for sale remain available at the expiration date.

As soon as practicable after the record date, the Company expects to mail to its stockholders of record a final prospectus for this rights offering accompanied by a subscription warrant and related instructions for exercising or selling their rights. The prospectus will contain a description of the rights offering and other relevant information. If the subscription materials do not arrive within a reasonable time after the record date, stockholders should notify the information agent, ChaseMellon Shareholder Services, L.L.C., at 44 Wall Street, 7th Floor, New York, NY 10005 or telephone (888) 232-7873. Banks and brokers may call collect at (917) 320-6270.


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Ernest S. Rady, the Chairman of the Board of Directors of Westcorp, has
informed the Company that he will exercise his rights and that he expects to also exercise his right to oversubscribe. Mr. Rady is the beneficial owner of approximately 66% of the common stock of Westcorp.

A registration statement relating to the offering of these subscription rights and the common stock to be issued upon exercise of these rights will be filed with the Securities and Exchange Commission on May 5, 2000, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall these be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES. Information about Westcorp can be found at its Web site at http://westcorpinc.com.

Westcorp, through its subsidiary WFS, is one of the nation's largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and used automobile contracts through its nationwide relationships with automobile dealers. WFS provides financing for borrowers in the prime and non-prime credit quality sectors. Since 1985, WFS has securitized $15.6 billion of automobile contracts in 47 transactions making it the fourth largest issuer in the U.S. WFS currently services $5.7 billion of automobile contracts. Information about WFS can be found at its Web site at.



Westcorp, through its subsidiary Western Financial Bank, operates 25 retail bank branches throughout California and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its Web site at http://www.wfb.com.
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This news release may contain forward-looking statements. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the company. Risks and uncertainties that may affect the company's future performance are detailed under the caption "Forward-looking Statements" in the Business section of the company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.